Ex-99.h.3

AMENDED AND RESTATED FUND ACCOUNTING AND FINANCIAL
ADMINISTRATION OVERSIGHT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of January, 2014 (the “Effective Date”), by and between Optimum Fund Trust (the “Fund”), on behalf of each of its series as listed on Schedule A, having its principal place of business at 2005 Market Street, Philadelphia, PA 19103, and Delaware Service Company, Inc. (“DSC”), a Delaware corporation having its principal place of business at 2005 Market Street, Philadelphia, PA 19103.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

     WHEREAS, the Fund has engaged The Bank of New York Mellon (“BNY Mellon”) to provide fund accounting, financial administration and related services for the Fund pursuant to the Amended and Restated Fund Accounting and Financial Administration Services Agreement, dated as of January 1, 2014 (the “BNY Mellon Fund Accounting Agreement”);

     WHEREAS, the Fund desires that DSC perform the fund accounting, financial administration and related services described in this Agreement for the Fund to supplement the services provided by BNY Mellon pursuant to the BNY Mellon Fund Accounting Agreement;

     WHEREAS, the Fund also desires that DSC establish and monitor certain service level requirements with respect to BNY Mellon’s performance of its duties pursuant to the BNY Mellon Fund Accounting Agreement; and

     WHEREAS, DSC is willing to perform the aforementioned services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Fund and DSC agree as follows:

     1. Services

     DSC shall perform for the Fund and its series (including all share classes) listed in Schedule A, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement (“Services”). The Fund may add to, or delete from, this Agreement a Fund series and/or class if the Fund series and/or class is added to, or deleted from, the BNY Mellon Fund Accounting Agreement. Such addition or deletion must be evidenced by amending Schedule A. Each existing and future series of the Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a “Portfolio.” DSC may perform other services for the Fund only upon terms, conditions and compensation that DSC and the Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B. To the extent that BNY Mellon does not consent to the addition of a new Portfolio or share class to the BNY Mellon Fund Accounting Agreement and a different service provider is engaged to provide the fund accounting and financial administration services for such Portfolio or share class, DSC agrees to negotiate in good faith with the Fund concerning the provision of the fund accounting and financial administration oversight services for such Portfolio or share class given the scope of services to be provided by the new fund accounting and financial administration service provider.

     2. Compensation and Expenses

     A. In return for performing the Services, the Fund shall compensate DSC as set forth in this Section and in Schedule C to this Agreement. Fees due shall be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement’s termination date.

     B. The Fund will pay all of its own expenses that are incurred in the Fund’s operation and not specifically assumed by DSC. Expenses to be borne by the Fund include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Fund’s independent registered public accounting firm (“independent accountant”) and the Fund’s outside legal and tax counsel (including such counsel’s review of the Fund’s registration statements, proxy materials, federal and state tax qualification as a regulated investment company and any review of reports and materials prepared by DSC under this Agreement); costs of any services contracted for by the Fund directly from parties other than DSC; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to its operation; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by DSC; the salary and expenses of any officer, trustee or employee of the Fund who is not also a DSC employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Fund’s registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SAR, Form N-Q, Form N-PX, Form N-MFP, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Fund.

     C. The Fund agrees to reimburse DSC for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:

(i)	Electronic transmission expenses incurred by DSC in communicating with the Fund, its investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, BNY Mellon, dealers or others as required for DSC to perform the Services if a Fund officer requests such electronic transmission and provides DSC with prior written approval;

(ii)	The cost of creating microfilm, microfiche or electronic copies of Fund records, and the cost of storage of paper and electronic copies of Fund records;

(iii)	The charges for services provided by the vendors set forth on Schedule D;

(iv)	Any additional expenses reasonably incurred by DSC in the performance of the Services, provided that: (a) if any individual expense is less than $1,000, DSC shall provide prior written notice to the Fund to the extent practicable; and (b) if any individual expense is $1,000 or more, DSC shall obtain the prior written consent of an officer of the Fund;

(v)	In the event that DSC is requested or authorized by the Fund or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as DSC is not the subject of the investigation or proceeding in question, the Fund will reimburse DSC for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests; and

(vi)	Any additional expenses incurred by DSC at the written direction of a Fund officer.

     D. DSC shall be entitled to receive the following amounts:

(i)	Any systems development and project fees for new or enhanced services requested by the Fund (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon by a Fund officer in advance; and

(ii)	Ad hoc reporting fees billed at an agreed upon rate.

     E. DSC shall bill the Fund on a monthly basis for the fees and expenses owed to DSC by the Fund under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by DSC and the Fund. DSC shall send such invoice to the Fund no later than fifteen (15) days after the last day of each month; provided, however, that the failure by DSC to do so shall not be considered a breach of this Agreement. The Fund shall pay such invoice within fifteen (15) days of receipt of such invoice by the Fund. In the event that the Fund does not receive an invoice within fifteen (15) days after the last day of a month, the Fund shall have fifteen (15) days from the date of receipt of such invoice to pay DSC. Any undisputed fees or expenses that are not paid by the Fund within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. If any fees or expenses are disputed by the Fund, DSC and the Fund shall work together in good faith to resolve the dispute promptly.

     F. DSC will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees or officers. In the event that DSC is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Fund (“DSC Services Inquiry”), and if DSC requests that the Fund provides, or if the Fund is required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then DSC will reimburse the Fund for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests.

     3. Length and Termination of Agreement

     A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of four (4) years (the “Initial Term”). Unless otherwise terminated in accordance with its terms, DSC shall either (i) request that this Agreement be extended for an additional four (4) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as defined below), as the case may be, in either case by sending a written notice of its intent to the Fund no later than three (3) months prior to the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be). If DSC requests that this Agreement be extended for an additional four (4) year period and the Fund does not reject such request in writing to DSC by the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall be extended for an additional four (4) year period (a “Renewal Term”). If either (a) DSC indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Fund no later than three (3) months prior to the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Fund responds to DSC’s request to extend for an additional four (4) year period by rejecting such request in writing to DSC no later than the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall terminate upon the expiration of the Initial Term or such Renewal Term (as the case may be). Notwithstanding the foregoing, this Agreement shall renew automatically in event that the BNY Mellon Fund Accounting Agreement is renewed.

     B. A party may terminate this Agreement for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties of the reason for such termination:

          (i) Non-Renewal: DSC or the Fund may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;

          (ii) Mutual Agreement: The parties may mutually agree in writing to terminate this Agreement at any time;

          (iii) “For Cause”: A party may terminate the Agreement “For Cause,” as defined below, by providing the other party with 60 days’ advance written notice;

          (iv) Termination of Investment Manager: Upon the termination of the investment management agreement(s) between the Fund (on behalf of its Portfolio(s)) and its investment adviser, whether terminated by the investment adviser, the Fund, its board of trustees or its shareholders, this Agreement shall automatically terminate; provided, however, that neither (a) a change in the Fund’s investment adviser to another investment adviser that is under common ownership with its investment adviser or its successor, nor (b) entering into a new investment management agreement with any such investment adviser shall automatically terminate this Agreement. In the event of the automatic termination of this Agreement with respect to the Fund due to the termination of its investment management agreement, DSC agrees to negotiate in good faith with the Fund in connection with DSC’s provision of Services during the transition to a new fund accounting and financial administration oversight service provider. For purposes of this subparagraph B(iv) only, the term “investment adviser” does not include any subadvisers; and

          (v) Termination of BNY Mellon Fund Accounting Agreement: This Agreement shall automatically terminate in the event that the BNY Mellon Fund Accounting Agreement is terminated, provided that DSC agrees to negotiate in good faith with the Fund to enter into a new fund accounting and financial administration oversight agreement reflecting the appropriate scope of services to be provided by DSC given the scope of services to be provided by BNY Mellon’s successor as fund accounting provider.

     For purposes of subparagraph (iii) above, “For Cause” shall mean:

     (a) a material breach of this Agreement that has not been remedied for 30 days following written notice by the non-breaching party that identifies in reasonable detail the alleged failure of the other party to perform, provided that if such default is capable of being cured, then the defaulting party is entitled to such longer period as may reasonably be required to cure such default if the defaulting party has commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

     (b) when a party commits any act or omission that constitutes negligence, willful misconduct, fraud or reckless disregard of its duties under this Agreement and that act or omission results in material adverse consequences to the other party;

     (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the Services; or

     (d) when a party shall make a general assignment for the benefit of its creditors or any proceeding shall be instituted by or against such party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize such party, or protect or relieve such party’s debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty (60) days or such party has taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

     C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Fund shall pay to DSC on or before the effective date of such termination any undisputed and unpaid fees, and shall reimburse DSC for any undisputed and unpaid out-of-pocket costs and expenses, owed to DSC under this Agreement prior to its termination.

     D. If either (i) DSC terminates this Agreement with respect to the Fund at any time for any reason other than those specified in paragraph B. above, or (ii) the Fund terminates this Agreement with respect to the Fund at any time “For Cause” under subparagraph B(iii) of this Section, then DSC shall reimburse the Fund for any Costs and Expenses incurred by the Fund in connection with converting the Fund to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, the Fund and/or other Fund service providers any of the Fund’s property, records, data, instruments and documents.

     E. If this Agreement is terminated (i) by DSC and/or the Fund, as the case may be, at any time for “nonrenewal” or “upon mutual agreement” under subparagraphs B(i) and B(ii), respectively, (ii) by DSC at any time as a result of the “termination of investment manager” under subparagraph B(iv), (iii) by the Fund at any time for any reason other than those specified in paragraph B above, or (iv) by DSC at any time “For Cause” under subparagraph B(iii) of this Section, the Fund shall reimburse DSC promptly for any Costs and Expenses incurred by DSC in connection with effecting such termination and converting the Fund to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, the Fund and/or other Fund service providers any of the Fund’s property, records, data, instruments and documents.

     F. For purposes of this Section 3, “Costs and Expenses” incurred by a party shall mean any provable, reasonable, customary and direct costs and expenses actually incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to DSC or sub-contractors’ personnel; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the written direction of the Fund and that cannot be transferred or redeployed by DSC. Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

     G. In the event of the termination of this Agreement, DSC agrees to cooperate and act in good faith to ensure an orderly transition to DSC’s successor with respect to the Services provided herein. Without limiting the generality of the foregoing sentence, DSC agrees that, in the event that this Agreement is terminated by a party or the parties, DSC shall deliver the Fund’s property, records, data, instruments and documents to the Fund, its successor service providers and/or its service providers, as the case may be, in a non-proprietary, commercially available format.

     H. The termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio.

     4. Amendments, Assignment and Delegation

     A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the parties. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other party, except as follows:

(i)	DSC may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Fund;

(ii)	DSC may hire a third party to assist it in performing the Services (each a “Subcontractor”). DSC shall obtain the Fund’s prior written consent before DSC engages a Subcontractor to provide significant services or functions to assist DSC in performing the Services under this Agreement;

(iii)	DSC may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned affiliate of Macquarie Group Limited with prior written notice to the Fund; and

(iv)	A Fund merger or reorganization that does not result in a change in such Fund’s investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require DSC’s consent. For purposes of the this sub-paragraph 4(iv), the term “investment adviser” does not include any sub-advisers.

     With respect to the delegation of duties under (i), (ii) and (iii) above, DSC shall: (a) be responsible for the acts or omissions of such persons, Subcontractors or affiliates to the same extent as DSC’s own acts or omissions under this Agreement; (b) be responsible for the compensation of such persons, Subcontractors or affiliates; and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, Subcontractors or affiliates. However, if the Fund instructs DSC to engage a specific Subcontractor for the performance of any of the Services, DSC will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

     This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

     5. Documentation

     The Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

(i)	The Agreement and Declaration of Trust evidencing the Fund’s form of organization and any current amendments thereto;

(ii)	The By-Laws or procedural guidelines of the Fund;

(iii)	Any resolution or other action of the Fund or the Fund’s board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;

(iv)	A copy of a resolution of the Fund board appointing DSC to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;

(v)	A copy of the Fund’s currently effective prospectus(es) and statement(s) of additional information (“Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) and 1940 Act;

(vi)	Copies of all pertinent Fund policies and procedures that affect the Services that DSC is to provide under this Agreement, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and “as-of” processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist); and

(vii)	Such other documents that DSC reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld.

     6. Representations and Warranties of the Fund

     The Fund represents and warrants the following:

     A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

     B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

     C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund’s ability to perform its obligations under this Agreement. The Fund’s performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

     D. The execution and delivery of this Agreement have been authorized by the Fund’s trustees and signed by an authorized Fund officer, acting as such, and neither such authorization by the Fund trustees nor such execution and delivery by the Fund officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Fund trustees or shareholders, but bind only the property of the Fund, as provided in its charter documents.

     7. Representations and Warranties of DSC

     DSC represents and warrants to the Fund the following:

     A. DSC is duly organized as a corporation in the State of Delaware; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

     B. DSC has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against DSC; and DSC has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

     C. There is no pending or threatened legal proceeding or regulatory action that would materially impair DSC’s ability to provide the Services. DSC’s performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which DSC is a party or bound, and does not violate any applicable law to which DSC is subject.

     D. DSC has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which DSC is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

     E. DSC will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of DSC’s duties and responsibilities under this Agreement.

     F. DSC has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to DSC’s delivery of the Services) to safeguard the Fund’s records and data and DSC’s records, data, equipment facilities and other property that DSC uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and DSC will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

     8. Standard of Care

     DSC shall act in good faith and exercise reasonable care in performing the Services under this Agreement. DSC’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against DSC hereunder. In that regard, DSC shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

     9. Indemnification and Limitation of Liability

     A. DSC will not be liable to the Fund for any loss incurred by the Fund as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, DSC under the Agreement in the absence of fraud, negligence or willful misconduct of DSC or the reckless disregard of its duties under the Agreement.

     B. DSC agrees to indemnify, defend and hold harmless the Fund, its trustees, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, “Losses”) resulting directly and proximately from DSC’s fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.

     C. In order for these indemnification provisions to apply, a party seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party are materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     D. The indemnifying party shall be entitled to participate in the defense at its own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense, it shall be conducted by counsel of its choosing that is reasonably satisfactory to the indemnified party; the indemnified party shall bear the fees and expenses of any additional counsel it retains. If the indemnifying party does not elect to assume the defense of such suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel the indemnified party retains, which is reasonably satisfactory to the indemnifying party. The indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault.

     E. The parties shall have a duty to mitigate damages for which the other party may become responsible.

     F. No party hereto shall be liable to any other party for any special, indirect, incidental or consequential damages of any kind whatsoever. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUND, DSC, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10. Books and Records, Retention and Rights of Ownership

     A. DSC shall maintain on behalf of the Fund all books and records which are customary or which are legally required to be kept in connection with DSC’s performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 under the 1940 Act (“Records”) to the extent that such Records are not maintained by BNY Mellon in connection with the BNY Mellon Fund Accounting Agreement. DSC will prepare and maintain such Records at the Fund’s expense, and the Records shall be the Fund’s property. DSC will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act. DSC will allow the Fund and its authorized persons and representatives to review the Records during DSC’s normal business hours or, upon reasonable notice, at such other times as the Fund may request.

     B. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of DSC, or on behalf of DSC by system providers or vendors used by DSC, to perform the Services that are not Records are the sole and exclusive property of DSC.

     11. Reports

     A. DSC shall furnish reports to the Fund, its other service providers, its broker/dealers and to others that the Fund designates in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by DSC, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto.

     B. DSC will provide reasonable access to the Fund’s independent accountant as well as internal auditors employed by the Fund’s administrator or affiliate to periodically perform a reasonable review of DSC’s internal controls and procedures relevant to the Services.

     12. Notices

     Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

     If to DSC:

Delaware Service Company, Inc.
2005 Market Street
Philadelphia, PA 19103-7094

Attention: General Counsel

Telephone: (215) 255-1360
Facsimile: (215) 255-1131

     If to the Fund:

Optimum Fund Trust
2005 Market Street
Philadelphia, PA 19103

Attention: General Counsel

Telephone: (215) 255-1360
Facsimile: (215) 255-1131

     13. Advice and Reliance

     A. DSC may consult with DSC’s or the Fund’s counsel, independent accountant and other experts with respect to any matter arising in connection with the Services performed by DSC, and DSC shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, independent accountant or other experts. DSC shall in no event be liable to the Fund or any Fund shareholder or beneficial owner for any action reasonably taken pursuant to such advice.

     B. DSC agrees to cooperate with the Fund’s independent accountant, to reasonably support the independent accountant’s engagement with the Fund, and to provide the independent accountant reasonable access to the Records. DSC also agrees to provide periodic sub-certifications to the Fund’s chief compliance officer and certifying principal executive and financial officers relating to the Services DSC performs, based on a form of sub-certification that DSC and the Fund mutually and reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

     14. Compliance with Law

     A. In performing the Services, DSC shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.

     B. DSC shall use commercially reasonable efforts to make its employees who are responsible for providing the Services (“Relevant Employees”) available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services (“Governmental Authorities”) as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Fund or any of its affiliates or as may be requested by the Fund to be made available to such Governmental Authorities.

     15. Governing Law and Jurisdiction

     This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

     16. Services Not Exclusive

     A. DSC’s Services are not exclusive to the Fund and DSC shall be free to render similar services to others.

     B. DSC shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.

     C. In performing the Services, DSC is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established between DSC and any other person, including without limitation the custodian and Fund shareholders.

     17. Force Majeure and Uncontrollable Events

     DSC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, DSC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, DSC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by “Force Majeure Events.” “Force Majeure Events” are events beyond the reasonable control of DSC, its agents and its Subcontractors. In the event of Force Majeure Events, or any disaster that causes a business interruption, DSC shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

     18. Severability

     If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties’ rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

     19. Survivability

     The following provisions shall survive beyond the expiration and termination of this Agreement:

  All compensation provisions, including Section 2 Compensation and Expenses, Section 3.C regarding termination fees and expenses, and Schedule C;

  Section 4. Amendments, Assignment and Delegation;

  Section 6. Representations and Warranties of the Fund;

  Section 7. Representations and Warranties of DSC;

  Section 9. Indemnification and Limitation of Liability;

  Section 10. Books and Records, Retention and Rights of Ownership;

  Section 17. Force Majeure and Uncontrollable Events; and

  Section 18. Severability.

     20. Confidential Information

     “Confidential Information” of a party shall be maintained confidential by the other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or DSC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or DSC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documents, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of the Portfolios; and (e) anything designated as confidential. DSC shall maintain adequate safeguards to prevent the use of the Confidential Information by DSC, its employees, Subcontractors and affiliates for any purpose other than performing the Services under this Agreement. DSC also shall maintain adequate safeguards to limit the dissemination of a Portfolio’s non-public portfolio holdings information to third parties (x) that assist DSC in the performance of the Services under this Agreement and have entered into a confidentiality agreement no less restrictive than the terms in this Agreement and (y) with the prior written consent of an officer of the Fund.

     However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to the Fund’s Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

     21. Contract Terms To Be Exclusive

     This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter.

     22. Waiver

     A party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party’s failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

     23. Counterparts and Reproduction of Documents

     This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

     24. Miscellaneous

     Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

OPTIMUM FUND TRUST

By:	/s/ J. SCOTT COLEMAN

Name: J. Scott Coleman
Title: President
DELAWARE SERVICE COMPANY, INC.

By:	/s/ PHILIP N. RUSSO

Name: Philip N. Russo
Title: Executive Vice President

SCHEDULE A
TO THE AMENDED AND RESTATED FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
OPTIMUM FUND TRUST
Dated January 1, 2014

Optimum Fund Trust

     Optimum Large Cap Growth Fund
     Optimum Large Cap Value Fund
     Optimum Small-Mid Cap Growth Fund
     Optimum Small-Mid Cap Value Fund
     Optimum International Fund
     Optimum Fixed Income Fund

SCHEDULE B
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
OPTIMUM FUND TRUST
Dated January 1, 2014

     DSC shall perform for the Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

1.	Participate on the Fund’s fair value committee, manage the committee’s decision-making process and provide BNY Mellon with fair value pricing decisions.
2.	Provide oversight of the Fund’s pricing process, including maintaining a relationship with pricing vendors, providing BNY Mellon with sources for prices obtained through broker/dealer quotes, and reviewing stale pricing reports.
3.	Verify that the daily net asset value (“NAV”) is disseminated to interested parties; facilitate resolution of NAV errors, and ensure that corrective action is implemented, if necessary; review procedures with BNY Mellon to verify that appropriate controls are in place.
4.	Subject to the oversight and approval, if necessary, of the Fund’s Board, select pricing vendors and negotiate and maintain contracts with such vendors for the benefit of the Fund.

B. Calculation and Payment of Expenses

1.	Process and pay certain invoices on behalf of the Fund and approve bills for payment by BNY Mellon and provide BNY Mellon with allocation instructions and wire instructions.
2.	Provide BNY Mellon with information on the amount of directors’/trustees’ fees to be accrued and the methodology for allocating these expenses among the Portfolios.
3.	Issue checks on behalf of the Fund to directors/trustees for director/trustee compensation (net of Philadelphia city wage tax) and for reimbursement of meeting expenses; remit Philadelphia city wage tax on behalf of directors/trustees with respect to such payments.
4.	Provide BNY Mellon with asset-based fee information on an annual basis, promptly notify BNY Mellon of any changes impacting these fees, and review and approve BNY Mellon’s fee calculations based on timeframes detailed in the applicable Service Level Document (as defined below).
5.	Provide BNY Mellon with any applicable expense limitations and review Portfolio expenses to ensure that expense limitations have been properly implemented.
6.	Review budget assumptions employed by BNY Mellon for new and existing Portfolios, inform BNY Mellon of any significant new items requiring accrual or changes to current accruals, and review the over accruals/under accruals and approve non-routine adjustments to journal entries before the year-end excise tax period.

C. Financial Reporting

1.	Manage certifications and sub-certification process as required for financial reports, data and processes.
2.	Review financial reporting information provided by BNY Mellon for prospectuses, statements of additional information and other disclosure documents and coordinate completion of financial administration responsibilities.
3.	Review reports on Form N-CSR, Form N-SAR, Form N-Q and Form N-MFP for accuracy, completeness, and proper financial disclosures in conjunction with BNY Mellon. Participate in review by, and resolution of comments from, external auditors when necessary or appropriate.

4.	If a closed-end fund, analyze financial data and coordinate tender offer process with Fund management and the investment manager’s legal department, the investment manager’s investment team and BNY Mellon.
5.	Support Form N-SAR reporting by completing and reviewing responses to financial questions.
6.	Provide financial data for inclusion in board reports, and furnish direction to BNY Mellon regarding board reporting requirements. Review financial information included in board reports prior to distribution.
7.	In conjunction with BNY Mellon, provide analysis and recommendations regarding the impact of new accounting pronouncements on the Fund.

D. Portfolio Securities Transactions and Trade Operations

1.	Coordinate notification of, and responses to, voluntary corporate actions between BNY Mellon and the investment manager’s investment team. Facilitate and ensure issues resolution.
2.	Maintain data requirements for order management and trading systems.
3.	Ensure that information on executed trades is provided to BNY Mellon, broker/dealers and agents, including information on trades not executed through trading systems (e.g., derivatives, swaps and currency contracts). Confirm executed trades with broker/dealers and agents.
4.	Provide support and trade maintenance for soft dollar transactions.
5.	Provide ad hoc support for trading systems, including testing and implementation of enhancements and modifications.
6.	Manage trade settlement processes between the custodians and broker/dealers for Fund for standard trades, next day settlements, cash trades and mortgage-backed securities.
7.	Maintain relationships with custodian banks in support of trade settlement processes.

E. Dividends and Distributions

1.	Review dividend projections prepared by BNY Mellon, prepare Section 19(a) notices and coordinate with the investment manager’s legal department to prepare press releases regarding dividends and distributions.
2.	Coordinate dividend process with BNY Mellon, the Fund’s transfer agent, Fund management, and the investment manager’s legal department.
3.	Ensure timely payout of Fund distributions for both net income and capital gains, and verify appropriate and timely dissemination of data to interested parties. Conduct summary level review of distribution calculations and amounts.

F. Reconciliation and Cash Management

1.	Review cash and principal assets reconciliation reports to mitigate potential NAV impacts resulting from cash, position or share discrepancies.
2.	Monitor the daily delivery of investable cash information to the investment manager’s investment team and respond to questions and ensure timely resolution of issues. Act as liaison between the investment manager’s investment team and BNY Mellon.

G. Fund Performance Information

1.	Provide oversight for timely dissemination of performance information and conduct trend analysis review on performance information.

H. Audit Support

1.	In coordination with BNY Mellon, participate in planning and execution of external audits and coordinate and participate in responses to inquiries from external auditor.
2.	Receive and maintain copy of external audit correspondence.

I. Tax Reporting and Consulting

1.	Provide detailed review of all federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions.
2.	Provide consulting services, including interpretation of applicable regulations, to the Fund and BNY Mellon regarding tax diversification.
3.	Ensure that all tax returns are filed in accordance with filing deadlines and maintain copies of tax returns, including proof of timely mailing.
4.	Monitor and be familiar with new and proposed tax legislation through membership in the Investment Company Institute’s tax committee and other legal, financial and trade organizations. Provide analysis and recommendations regarding the impact of new tax legislation on the Fund.
5.	Prepare non-shareholder tax forms, as required, including Form 1099, for each member of the board of trustees.
6.	Review and provide comments on the tax-related sections of shareholder reports, Section 19(a) notices, prospectuses, statements of additional information and other disclosure documents, and audit work preparation.

J. Tax Compliance Monitoring

1.	Ensure that diversification tests are completed as prescribed by Internal Revenue Service and Securities and Exchange Commission regulations. Facilitate corrective action with the investment manager’s investment team as necessary.
2.	Ensure compliance with Subchapter M and Section 4982 of the Internal Revenue Code.

K. Dissemination of Fund Data

1.	Participate in managing the dissemination of Fund data to third parties by furnishing BNY Mellon with details regarding new requests and notification of changes to Fund and Fund management.

L. Performance of Services by BNY Mellon

1.	Establish and monitor certain service level requirements as detailed in the service level documents (each a “Service Level Document”) entered into between DSC and BNY Mellon with respect to BNY Mellon’s performance of its duties pursuant to the BNY Mellon Fund Accounting Agreement with the Fund.
2.	Evaluate BNY Mellon’s performance against the mutually agreed upon requirements as detailed in the applicable Service Level Document and recommend adjustments as necessary.
3.	Conduct periodic due diligence review of BNY Mellon’s processes as detailed in the applicable Service Level Document.
4.	Ensure that corrective action plans are developed and implemented by BNY Mellon as a result of a service requirement default as detailed in the applicable Service Level Documents.

M. Business Continuity

1.	Confirm the adequacy of disaster recovery plans with respect to systems and processes of third party vendors selected by the Fund or DSC and relating to fund accounting and financial administration.

N. Relationship Management

1.	Participate in meetings with BNY Mellon to discuss trends, technology and strategic direction, and report pertinent information to the Fund board.
2.	Represent interests of Fund board at regular meetings with BNY Mellon to discuss services provided, system functionality and policy/procedural documentation.

O. Other

1.	Review leverage requirements and manage credit facilities on behalf of the Fund.
2.	Monitor the flow of information between BNY Mellon and the Fund’s proxy voting agent. In order to ensure proper voting of proxies received in connection with securities held by the Portfolio(s), review the Fund’s proxy voting summaries, which will be prepared by BNY Mellon from the records of the proxy voting agent.
3.	If a closed-end fund, act as liaison between BNY Mellon and the investment manager’s investment team, ratings agencies and the investment manager’s Compliance Department for closed-end ratings agency tests, ensuring that communication and corrective action protocols are maintained.
4.	Arrange in good faith for the amendment of the BNY Mellon Fund Accounting Agreement or the negotiation of new contractual arrangements with another service provider with respect to new fund accounting or financial administration services requested by the Funds or required by applicable law after the date of this Agreement.

SCHEDULE C
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
OPTIMUM FUND TRUST
Dated January 1, 2014

Annual Fee

The Fund shall pay to DSC the following Annual Fees (which are based on the aggregate average daily net assets of the Fund):

Average Daily Net Assets	Annual Fees
First $3 billion of average daily net assets	0.0075%
Next $2 billion of average daily net assets	0.0070%
Next $2.5 billion of average daily net assets	0.0065%
Next $2.5 billion of average daily net assets	0.0055%
Over $10 billion of average daily net assets	0.0050%

SCHEDULE D
TO THE FUND ACCOUNTING
AND FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT
BETWEEN
DELAWARE SERVICE COMPANY, INC. AND
OPTIMUM FUND TRUST
Dated January 1, 2014

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor	Types of Securities
Interactive Data	Equities (US and Foreign), Taxable Bonds,
Non Taxable Bonds, CDS
Standard & Poor’s (including JJ Kenny)	Non Taxable Bonds, Taxable Bonds
Bloomberg	Equities, Bonds, Futures, Options
Thomson Reuters	Exchange Rates, Equities, Taxable Bonds,
Bank Loans
Markit	Bank Loans, Swaps, OTC Derivatives

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor	Types of Securities
Interactive Data Fair Value Service	Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

Name of Vendor	Type of Service
GICS	Security Classifications
S&P – CUSIP	CUSIP Database
LSE – SEDOL License	SEDOL Database